EXHIBIT 99.1

                             TEXACO REPORTS RESULTS:
                             -----------------------
                 FIRST QUARTER 1999 EARNINGS TOTAL $199 MILLION
                 ----------------------------------------------

FOR IMMEDIATE RELEASE: TUESDAY, APRIL 27, 1999.
-----------------------------------------------

     WHITE PLAINS, N.Y., April 27, 1999 -- Texaco reported today first quarter 1999 net income of $199 million ($.35 per share). This compares to net income of $234 million ($.42 per share) for the first quarter of 1998. Both periods included special items. Excluding special items, income was $105 million ($.18 per share) for the first quarter of 1999 and $259 million ($.46 per share) for the first quarter of 1998.
     Texaco Chairman and Chief Executive Officer Peter I. Bijur commented, "Continuing low crude oil and natural gas prices through early March and a high level of exploratory expenses depressed our first quarter earnings. Fortunately, prices have recently strengthened significantly, which is a very positive signal for the rest of the year. I am also encouraged by the results of our cost containment programs, which have reduced our expenses per barrel by six percent, and by the acceleration by our U.S. downstream alliances of targeted synergy benefits during 1999."
     Bijur also said that the company's worldwide production levels declined as a result of operational problems in the U.K. North Sea, which impacted expected production by approximately 30,000 barrels per day, and in the U.S., due to reduced capital spending by Texaco and other operators in reaction to the significantly lower prices for oil and gas. In April, production in the U.K. North Sea returned to normal levels and overall worldwide production is expected to be higher in the second quarter and for the remainder of the year.
     "Despite the challenges our industry faced this past year, Texaco continued to aggressively search for new sources of production and in the first quarter of 1999, we announced two significant exploratory successes offshore Nigeria.
     "In the U.S. downstream, after a slow start, margins improved late in the first quarter. While first quarter earnings were weaker in the international downstream compared to last year, the stabilization of markets in the Caltex region and in Brazil in March are encouraging signs which should lead to improved margins in the months ahead,"
Bijur said.

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
                                                     First Quarter
                                             -------------------------
Texaco Inc. (Millions of dollars):              1999             1998
----------------------------------------------------------------------
Income before special items                   $  105           $  259
                                              ------           ------
Inventory valuation adjustments                   83                -
Production tax refund                             11                -
                                              ------           ------
Special items                                     94                -
                                              ------           ------
Adoption of new accounting standard
  Cumulative effect of accounting change           -              (25)
                                              ------           ------
Net income                                    $  199           $  234
                                              ======           ======

     Inventory valuation adjustments represent the reversal at March 31, 1999 of a portion of the lower of cost or market adjustments recorded at December 31, 1998.

     Effective January 1, 1998, Texaco's Caltex affiliate adopted a new accounting standard, SOP 98-5, resulting in a change in accounting for start-up costs at its Thailand refinery. Texaco's first quarter 1998 results included a $25 million charge associated with this accounting change.

     Details on special items are included in the following segment information.

OPERATING RESULTS

           EXPLORATION AND PRODUCTION
                                                    First Quarter
                                              ------------------------
United States (Millions of dollars):            1999             1998
----------------------------------------------------------------------
Operating income before special items         $   27           $  108
Special items                                     11                -
                                              ------           ------
Total operating income                        $   38           $  108
                                              ======           ======


     U.S. Exploration and Production earnings for the first quarter of 1999 were below last year mostly due to lower crude oil and natural gas prices. Continued weakness in worldwide demand growth and high inventory levels contributed to the decline in prices. For the first quarter of 1999, average realized crude oil prices were $9.11 per barrel, 23 percent below last year and average natural gas prices were $1.79 per MCF, 16 percent below last year. However, prices began to rise in March as OPEC and several non-OPEC countries announced production cutbacks and worldwide inventory levels began to decline.

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     Daily production for the first quarter of 1999 was 12 percent lower than last year due to natural field declines. Capital expenditures were reduced by Texaco and other operators given the low prevailing commodity prices.
     Expenses were lower as a result of cost savings from the restructuring of our worldwide upstream organization. Exploratory expenses for the quarter were $54 million before tax, $42 million below last year.
     Results for the first quarter of 1999 included a special benefit of $11 million for a production tax refund.


                                                  First Quarter
                                             -------------------------
International (Millions of dollars):            1999             1998
----------------------------------------------------------------------
Operating income (loss)
  before special items                         $  (20)          $   48
Special items                                       -                -
                                               ------           ------
Total operating income (loss)                  $  (20)          $   48
                                               ======           ======

     International Exploration and Production operating results for the first quarter of 1999 were below last year mostly due to lower crude oil and natural gas prices and higher exploratory expenses. Industry fundamentals of low demand growth and high inventories kept downward pressure on commodity prices. For the first quarter of 1999, average realized crude oil prices were $9.88 per barrel, 17 percent lower than last year and average natural gas prices were $1.51 per MCF, seven percent below last year. In March, crude oil prices began to rise due to worldwide production cutbacks and inventory declines.
     Daily production for the first quarter of 1999 was unchanged from last year. Decreased production of 30,000 barrels per day, mostly as a result of separator problems at the Captain field, in the U.K. North Sea reduced earnings by $10 million. Production increased in the Partitioned Neutral Zone and the U.K. Galley field.
     Exploratory expenses for the first quarter were $76 million before taxes, $31 million higher than last year mostly due to an unsuccessful exploratory well in a new offshore area of Trinidad.


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
           REFINING, MARKETING AND DISTRIBUTION
                                                     First Quarter
                                             -------------------------
United States (Millions of dollars):            1999             1998
----------------------------------------------------------------------
Operating income before special items          $   55           $   47
Special items                                       8                -
                                               ------           ------
Total operating income                         $   63           $   47
                                               ======           ======

     U.S. Refining, Marketing and Distribution earnings were higher than last year. U.S. downstream activities are primarily conducted through Equilon Enterprises LLC, Texaco's western alliance with Shell Oil Company, and Motiva Enterprises LLC, Texaco's eastern alliance with Shell Oil Company and Saudi Refining, Inc.
     During the quarter, Equilon's earnings benefited from improved refining margins. Although West Coast refining margins were weak for the first two months due to high inventory levels, they improved during March as a result of industry supply disruptions. The first quarter of 1999 also benefited from the realization of synergies including reduced additive costs and higher utilization of proprietary pipelines.
     Motiva captured synergy benefits which contributed to higher first quarter 1999 results. The most significant of these relate to marketing staff and function consolidation and hydrotreater realignment at the Convent refinery. These benefits, together with higher gasoline sales, were somewhat offset by weaker refinery margins in 1999 due to warmer than normal weather and high inventory levels.
     Results for the first quarter of 1999 included a special benefit of $8 million for inventory valuation adjustments to reflect higher prices on March 31, 1999 for crude oil and refined products.

                                                   First Quarter
                                              ------------------------
International (Millions of dollars):            1999             1998
----------------------------------------------------------------------
Operating income before special items         $  145           $   182
Special items                                     75                 -
                                              ------           -------
Total operating income                        $  220           $   182
                                              ======           =======

     International Refining, Marketing and Distribution earnings before special items for the first quarter of 1999 declined from 1998. The decline was due to lower operating earnings in our Caltex and Latin American areas of operations. In our Caltex affiliate, Korean margins in the first quarter 1998

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benefited from the partial recovery of currency losses experienced in the fourth quarter of 1997. After adjusting for currency effects, Caltex's operating income improved in 1999 due to stronger marketing margins, higher sales volumes, and reduced operating expenses.
     Results in Latin America declined due to the margin impacts and currency effects related to the weakening of the Brazilian economy in the first quarter of 1999. However, margins increased in West Africa, Central America and the Caribbean this year, which partly offset the events in Brazil. Results in Europe were in line with last year.
     Results for the first quarter of 1999 included a special benefit of $75 million for inventory valuation adjustments to reflect higher prices on March 31, 1999 for crude oil and refined products.

           GLOBAL GAS MARKETING
                                                   First Quarter
                                             -------------------------
(Millions of dollars):                          1999             1998
----------------------------------------------------------------------
Operating income (loss)
  before special items                         $   12           $   (9)
Special items                                       -                -
                                               ------           ------
Total operating income (loss)                  $   12           $   (9)
                                               ======           ======

     Global Gas Marketing earnings for the first quarter of 1999 benefited from improved margins in our U.S. operations. Additionally, our U.S. gas marketing results included a gain on the sale of a gas gathering pipeline. We also recognized a gain on the sale of our 50 percent interest in our retail gas marketing operation in the United Kingdom. This sale successfully completed our exit from the U.K. domestic gas market where we disposed of our wholesale business in late 1998.

CORPORATE/NON-OPERATING RESULTS
                                                  First Quarter
                                          ----------------------------
(Millions of dollars):                          1999             1998
---------------------------------------------------------------------
Results before special items                   $ (108)          $ (119)
Special items                                       -                -
                                               ------           ------
Total corporate/non-operating                  $ (108)          $ (119)
                                               ======           ======

     Corporate/Non-operating results for the first quarter of 1999 benefited from gains on the sale of marketable securities. Net interest expense for the first quarter of 1999 was unchanged from last year.

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CAPITAL AND EXPLORATORY EXPENDITURES

     Capital and exploratory expenditures were $669 million for the first quarter of 1999, compared with $967 million for 1998.
     While U.S. upstream spending slowed considerably, we continued to focus on platform construction in the Gulf of Mexico and developmental drilling in California. Internationally, increased exploratory activity, primarily in Trinidad and Colombia, and developmental work in the U.K. North Sea Captain field were more than offset by lower spending in Eurasia where we made a significant investment in the Karachaganak project in the first quarter of 1998.
     Downstream activities also decreased following refinery project completions in the U.S. and the slowing of re-imaging and brand initiatives in the U.S. and Caltex areas of operation. There was also lower spending on a gas pipeline project which incurred peak expenditures in 1998. Other operations reflected an increase in spending for an Indonesian cogeneration facility.

                                     - XXX -

    CONTACTS: Faye Cox         914-253-7745
              Chris Gidez      914-253-4042
              Kelly McAndrew   914-253-6295

     INVESTOR RELATIONS:
              Elizabeth Smith  914-253-4478

     Listen in live to Texaco's first quarter 1999 earnings discussion with financial analysts on Wednesday, April 28, at 11:30 am EDT at:

     http://www.webevents.broadcast.com/texaco/q199earnings
     ------------------------------------------------------

     For technical assistance, call Sheila Lujan at 800-366-9831

     Note: This press release contains forward-looking statements about our expectations for worldwide crude oil production and downstream margins in 1999. Our actual production and margins in 1999 may be different than we currently expect, if business conditions, such as energy prices, world economic conditions, demand growth, and inventory levels, change. For a further discussion of additional factors that could cause actual results to materially differ from those in the forward-looking statement, please refer to the section entitled "Forward-Looking Statements and Factors That May Affect Our Business" in Texaco's 1998 Annual Report on Form 10-K.


Income (loss)                                        First Quarter
(Millions of dollars)                          -----------------------
                                                1999(a)          1998
                                               -------         -------
Exploration and production
     United States                            $   38          $   108
     International                               (20)              48
                                              ------          -------
           Total                                  18              156

Refining, marketing and distribution
     United States                                63               47
     International                               220              182
                                              ------          -------
           Total                                 283              229

Global gas marketing                              12               (9)
                                              ------          -------
           Total operating segments              313              376
                                              ------          -------
Other business units                              (6)               2

Corporate/Non-operating                         (108)            (119)
                                              ------          -------
Income before cumulative effect
  of accounting change                           199              259

Cumulative effect of accounting change (b)         -              (25)
                                              ------          -------
          Net income                          $  199          $   234
                                              ======          =======
Net income per common share (dollars)
  - diluted                                   $  .35          $   .42

Average number of common shares
  outstanding for computation of earnings
  per share (millions)
  - diluted                                    526.9            551.4

Provision for (benefit from) income taxes
 included in net income                       $  (15)         $   140

(a) Includes special items indicated in this release.

(b) Caltex adoption of SOP 98-5 of the AICPA, "Reporting on the Costs of Start-Up Activities".

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
Other Financial Data                               First Quarter
(Millions of dollars)                      ---------------------------
                                                1999             1998
                                            -----------    -----------
Revenues                                    $  7,190         $  8,147

Total assets as of March 31              (c)$ 28,200         $ 28,871

Stockholders' equity as of March 31      (c)$ 11,780         $ 12,732

Total debt as of March 31                (c)$  7,450         $  6,816

Capital and exploratory expenditures
Exploration and production
     United States                          $    256         $    442
     International                               222              290
                                            --------         --------
          Total                                  478              732

Refining, marketing and distribution
     United States                                73               88
     International                                77               99
                                            --------         --------
          Total                                  150              187
Global gas marketing                              11               34
                                            --------         --------
          Total operating segments               639              953

Other business units                              30               14
                                            --------         --------
          Total                             $    669         $    967
                                            ========        =========
Exploratory expenses included above
     United States                          $     54         $     96
     International                                76               45
                                            --------         --------
          Total                             $    130         $    141
                                            ========         ========

Dividends paid to common stockholders       $    237         $    239

Dividends per common share (dollars)        $    .45         $    .45

Dividend requirements for preferred
 stockholders                               $     13         $     14

(c)  Preliminary

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
Operating Data                                       First Quarter
                                              ------------------------
                                                1999             1998
                                              --------         -------
Exploration and production

     United States
        Net production of crude oil
          and natural gas liquids (MBPD)         406              452

        Net production of natural gas
          available for sale (MMCFPD)          1,487            1,738
                                            --------         --------
             Total net production (MBOEPD)       654              742

        Natural gas sales (MMCFPD)             3,579            3,882

        Average U.S. crude (per bbl.)       $   9.11         $  11.78
        Average U.S. natural gas (per mcf)  $   1.79         $   2.14
        Average WTI (Spot) (per bbl.)       $  13.15         $  15.92
        Average Kern (Spot) (per bbl.)      $   7.65         $   8.89

     International
        Net production of crude oil
         and natural gas liquids (MBPD)
          Europe                                 130              158
          Indonesia                              180              155
          Partitioned Neutral Zone               116              108
          Other                                   67               70
                                            --------         --------
             Total                               493              491

        Net production of natural gas
         available for sale (MMCFPD)
          Europe                                 286              258
          Colombia                               153              208
          Other                                  111              123
                                            --------         --------
             Total                               550              589
                                            --------         --------
             Total net production (MBOEPD)       585              589

        Natural gas sales (MMCFPD)               565              777

        Average International crude
         (per bbl.)                         $   9.88         $  11.95
        Average International natural gas
          (per mcf)                         $   1.51         $   1.62
        Average U.K. natural gas
          (per mcf)                         $   2.64         $   2.65
        Average Colombia natural gas
          (per mcf)                         $    .65         $    .91

        Total worldwide net production
           (MBOEPD)                            1,239            1,331

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
Operating Data*                                     First Quarter
                                               -----------------------
                                                1999             1998
                                               -------         -------
Refining, Marketing and Distribution

     United States
          Refinery input (MBPD)
            Equilon area                         365              374
            Motiva area                          302              313
                                               -----            -----
               Total                             667              687

          Refined product sales (MBPD)
            Equilon area                         596              532
            Motiva area                          355              333
            Other operations                     307              234
                                               -----            -----
               Total                           1,258            1,099

     International
          Refinery input (MBPD)
            Europe                               368              374
            Caltex area                          438              437
            Latin America/West Africa             71               57
                                               -----            -----
               Total                             877              868

          Refined product sales (MBPD)
            Europe                               638              564
            Caltex area                          672              593
            Latin America/West Africa            479              428
            Other                                103               49
                                               -----            -----

               Total                           1,892            1,634

* Volumetric data includes Texaco's equity interests in Caltex, Equilon and Motiva.